STRIKEFORCE
Specializing In Preventing Identity Theft

Board of Directors
StrikeForce Technologies, Inc.
1090 King Georges Post Road, Suite 603
Edison, NJ 08837

Re: Series A Preferred Shares of StrikeForce Technologies, Inc. (the "Corporation")

To the Board of Directors:

Effective February 1, 2011, in conjunction with the Subscription Agreement for Series A Preferred Shares, dated February 1, 2011, for good and fair consideration, I hereby irrevocably waive all my rights and preferences pursuant to Article II, Section 6(b) of the amended bylaws of the Corporation, (specifically the section of the bylaws related to conversion rights, included in the bylaws solely to permit the voting rights for the Series A Preferred Shares) and recognize that my Series A Preferred Shares (or any party to whom I may transfer my Series A Preferred Shares) will not be convertible to common stock of the Corporation.

Yours truly,

George Waller